Franchise Finance Corporation of America

                                Medium-Term Notes
                   due Nine Months or More From Date of Issue

June 20, 2000

Morgan Stanley & Co. Incorporated
1585 Broadway
31st Floor

New York, NY  10036

Ladies and Gentlemen:

     Franchise Finance Corporation of America, a Delaware corporation (the "Company"), has previously entered into a Distribution Agreement dated as of April 16, 1998 (the "Distribution Agreement"), between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, NationsBanc Montgomery Securities LLC, Salomon Smith Barney Inc. and UBS Securities LLC (the "Existing Agents"), with respect to the issue and sale by the Company of its Medium-Term Notes due Nine Months or More From Date of Issue (the "Notes") pursuant to an Indenture dated as of November 21, 1995, as amended or modified from time to time, between the Company and Norwest Bank Arizona, National Association, as Trustee. A copy of the Distribution Agreement, including the Administrative Procedures with respect to the issuance of the Notes (the "Procedures"), is attached hereto.

     Subject to and in accordance with the terms of the Distribution Agreement and the Procedures, the Company hereby appoints you as an Agent under the Distribution Agreement. Your appointment is made subject to the terms and conditions applicable to Agents under the Distribution Agreement.

     Subject to the provisions hereof, this Agreement incorporates by reference all of the terms and provisions of the Distribution Agreement, including all schedules and exhibits thereto.

     Except as otherwise expressly provided herein, all terms used herein which are defined in the Distribution Agreement shall have the same meanings as in the Distribution Agreement, except that the terms "Agent", "Agents" and "you", as used in the Distribution Agreement, shall be deemed to refer, where applicable and for purposes of this Agreement, to the Existing Agents and you.

     You and we each agree to perform our respective duties and obligations specifically provided to be performed by each of us in accordance with the terms and provisions of the Distribution Agreement and the Procedures.
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     This Agreement shall be governed by the laws of the State of New York. This
Agreement may be executed in one or more counterparts and the executed counterparts taken together shall constitute one and the same agreement.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance hereof in the space provided for that purpose below. This action will confirm your appointment and your acceptance and agreement to act as Agent in connection with the issue and sale of the Notes under the terms and conditions of the Distribution Agreement.

                                        Very truly yours,


                                        Franchise Finance Corporation of America


                                        By: /s/ John Barravecchia
                                            ------------------------------------
                                        Name: John Barravecchia
                                            ------------------------------------
                                        Title: Executive Vice President and
                                               Chief Financial Officer
                                              ----------------------------------
CONFIRMED AND ACCEPTED,
as of the date first above written

Morgan Stanley & Co. Incorporated

By: /s/ Eric Dobi
    ----------------------------------
Name: Eric Dobi
      --------------------------------
Title:   Vice President
       -------------------------------

cc: Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated Donaldson, Lufkin & Jenrette Securities Corporation
     NationsBanc Montgomery Securities LLC
     Salomon Smith Barney Inc.
     UBS Securities LLC

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